VISIONARY GROUP

Visionary Education Technology Holdings Group Inc.

PERSONAL AND CONFIDENTIAL

October 28, 2021

Dr. Tom Traves
505 – 1818 Bayview Ave
Toronto, ON
M4G 4G7

Dear Dr. Traves,

Re: Employment Agreement for the Position of Chief Executive Officer (CEO)

On behalf of the Visionary Technology Holdings Group Inc. (hereinafter referred to as "**Company**"), The Board is pleased to offer you a position of **CEO** with the terms listed in the Agreement in the Appendix "A" to this letter which incorporates the Appendix "B" as part of the Agreement.

We strongly recommend that you seek independent legal advice before accepting this offer of employment. If this offer is acceptable to you, please let me know by returning a copy of this letter to me by October 30, 2021.

If you have any questions regarding this offer, please do not hesitate to contact me. We look forward to having you join our team at a very exciting time.

Sincerely,

Fan Zhou

Executive Director

Visionary Education Technology Holding Group Inc.

Attachments:

Appendix A: TERMS AND CONDITIONS OF EMPLOYMENT

Appendix B: AGREEMENT OF CONFIDENTIAL INFORMATION AND PROPRIETARY PROPERTY

APPENDIX A
AGREEMENT OF EMPLOYMENT
(This "AGREEMENT")
TERMS AND CONDITIONS OF EMPLOYMENT

1. Your Duties and Obligations

Your primary duties are listed in Schedule "A" to this Agreement between you and Visionary Education Technology Holdings Group Inc. (hereinafter referred to as "**Company**"). The Company reserves the right to reasonably change the duties of your employment at its discretion.

As a condition of your employment, you agree that you will adhere to all Employer policies, rules, systems, and procedures, including, but not limited to the Company's Policies & Guidelines Manual. We reserve the right to reasonably change the provisions of any of these at any time. You also acknowledge that, as an employee of the Company, you will be bound by a duty of loyalty, obedience, and confidentiality.

2. Length and Extensions

Your employment starts on November 1, 2021 to October 31, 2022.

3. Salary and Benefits

Your compensation will be $100,000CAD per annual, paid monthly. You will not receive any other employment benefits in your position, except for any benefits that are mandatory under the Ontario *Employment Standards Act, 2000.*

The Company is required by law to take necessary deductions from your wage, including, but not limited to, federal tax, provincial tax, Canadian Pension Plan ("CPP") contributions, and Employment Insurance ("EI") premiums. The Company will pay its statutory obligations of CPP contributions and EI premiums.

4. Vacation

You are entitled to vacations and vacation pays in accordance with the minimum standard as set out in Ontario *Employment Standards Act, 2000.*

5. Termination

You hereby agree that the Company may terminate your employment without cause and fully fulfill any legal obligations to you for notice and/or payment in lieu of notice of termination by providing you a notice and/or payment in lieu of notice equal to the minimum standard as set out in the *Act*, plus one week's notice or payment in lieu of. Any benefits from the Company you are entitled to will continue during the same period. You agree that upon received of your entitlements under

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b. Entire Agreement

There is no representation, warranty, collateral agreement or conditions affecting this agreement except as expressly provided in this Agreement.

c. Choice of Law and Forum

You agree that any dispute arising out of this Agreement shall be resolved in a court of competent jurisprudence in Toronto, Ontario, under the laws of the province of Ontario and Canada.

d. Severability

In the event that any provision of this Agreement is held to be invalid or unenforceable, in part or in whole, such provision is severed from this Agreement and all other provisions will continue to be valid and enforceable.

e. Independent Legal Advice

You agree that you have been given sufficient opportunity to seek independent legal advice. If you accept this offer of employment without seeking independent legal advice, you hereby waive any claim regarding this offer of employment based on the ground of lack of independent legal advice.

f. Counterpart

This New Agreement may be executed and delivered (including by facsimile copy or by scanned copy attached to an email) in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same New Agreement.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Undersigned have signed this New Agreement in the presence of

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Schedule "A"

Duties and Responsibilities

CEO is responsible for:

- Creating, communicating, and implementing the organization's vision, mission, and overall direction
- Leading the development and implementation of the overall Company's strategy
- Soliciting advice and guidance, when appropriate, from a Board of Directors
- Formulating and implementing the strategic plan that guides the direction of the business.
- Overseeing the complete operation of an organization in accordance with the direction established in the strategic plans
- Evaluating the success of the organization in reaching its goals
- Looking at potential acquisitions or the sale of the company under circumstances that will enhance shareholder value
- Representing the organization for civic and professional association responsibilities and activities in the local community, the state, and at the national level
- Participating in industry-related events or associations that will enhance the CEO's leadership skills, the organization's reputation, and the organization's potential for success.

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providing the Company with written assignments and any other documents required to enable the Company to document rights to and/or register patents, copyrights, trade-marks, industrial designs and such other protections as the company considers advisable anywhere in the world.

5. You hereby irrevocably and unconditionally waives all moral rights you may now or in the future have in any proprietary property.

6. You agree that you will, if requested from time to time by the company, execute such further reasonable agreements as to confidentiality and proprietary right as the company's customers or suppliers reasonably required to protect Confidential Information and/or Proprietary Property.

7. You agree that your sole and exclusive remedy for any breach of this Confidentiality Agreement will be limited to monetary damages. You hereby waive permanently any claim in respect of any rights to or interest in any Confidential Information or Proprietary Property.

8. You acknowledge that the services provided by you to the Company are unique. You further agrees that irreparable harm will be suffered by the Company in the event of your breach or threatened breach of your obligations under this agreement, and that the Company will be entitled to seek, in addition to any other rights and remedies that it may have at law or equity, an interlocutory and permanent injunction restraining you from engaging in or continuing any such breach hereof. You agree that any claims asserted by you against the Company shall not constitute a defence in any action, application or motion for an interlocutory and permanent injunction brought by the Company against you.

IN WITNESS WHEREOF, the Undersigned have signed this Confidentiality agreement in the presence of the witness whose name appears below and who signed in the presence of the undersigned at the same time on this ______ day of October, 2021 at the City of Markham, Province of Ontario, Canada

____________________	)	Tom Traves
WITNESS	)	**Dr. Thomas Traves**
____________________	)	____________________
WITNESS	)	**Visionary Education Technology Holdings Group Inc.** **Per: Fan Zhou** **Executive Director**

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